NON-NEGOTIABLE PROMISSORY NOTE

US$195,000,000	Dated: November 3, 2006
     FOR VALUE RECEIVED, SUNBIRD LIMITED, a company formed under the laws of Cyprus with its registered office at Themistokli Dervi, 5, Elenion Building, 2nd Floor, P.C. 1066, Nicosia, Cyprus (the “Issuer”) hereby promises to pay to the order of ALTIMO HOLDINGS & INVESTMENTS LTD., a corporation organized under the laws of the British Virgin Islands, with its registered office at Geneva Place, 333 Waterfront Drive, Road Town, Tortola, British Virgin Islands (the “Holder”) the principal amount of ONE HUNDRED NINETY-FIVE MILLION US DOLLARS (US$195,000,000) subject to and in accordance with the terms and conditions herein.
1. THE NOTE
     1.1 This promissory note (the “Note”) is the Promissory Note referred to in that certain Sale and Purchase Agreement dated November 3, 2006, between the Issuer and the Holder (the “SPA”). Capitalized terms used and not defined herein have the meaning specified in the SPA.
2. TERMS OF PAYMENT
     This Note is due and payable as follows:
     2.1 All principal hereunder shall be due and payable on the date six months following the Closing. The Issuer shall make any payments due hereunder in US Dollars by wire transfer of immediately available funds to such account of the Holder as the Holder notifies the Issuer in writing for that purpose. This Note shall bear no interest.
     2.2 The Issuer may, without premium or penalty, at any time prepay all or part of the outstanding balance of this Note.
     2.3 If any date on which any sum falls due under this Note is not a business day in the place of payment, such amount shall be due on the next succeeding business day in such place.
3. EVENTS OF DEFAULT
     3.1 The following shall be “Events of Default”:
     (A) the Issuer fails to pay any amount due under this Note on the date such amount is due;
     (B) if, under any applicable law relating to bankruptcy, insolvency, or relief of debtors (an “Applicable Bankruptcy Law”), the Issuer (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official, or (v) admits its inability to pay its debts as they come due;

     (C) if a court or similar governmental body of competent jurisdiction enters an order or decree under any Applicable Bankruptcy Law that (i) is for relief against the Issuer in an involuntary case or proceeding, (ii) appoints a trustee, receiver, assignee, liquidator, or similar official for the Issuer of substantially all of the Issuer’s assets, or (iii) orders the liquidation of the Issuer; or
     (D) if any material provision of this Note or the SPA ceases to be valid and binding on or enforceable against the Issuer.
     3.2 Upon the occurrence of any Event of Default, all amounts under this Note shall be due and payable immediately without demand, notice, or grace and the Holder is entitled to take all steps necessary to collect the same.
4. GENERAL
     4.1 Any notice or other communication desired to be given or made hereunder shall be given in accordance with Section 6.1 of the SPA as if the same were set out herein in full.
     4.2 No amendment or modification of any provision of this Note will be valid unless the same is in writing and signed by the Holder.
     4.3 No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.
     4.4 In the event that any provision or part of this Note shall be held void or unenforceable by any court of competent jurisdiction, the other provisions or parts of this Note will remain in full force and effect.
     4.5 This Note shall be governed by and construed in accordance with the laws of the State of New York, without any reference to principles of conflicts of laws.
     IN WITNESS whereof this Note has been duly executed and delivered by the Issuer on the date first written above.

SUNBIRD LIMITED

By:	/s/ Stella Herodotou

Name:	Stella Herodotou

Title:	Director

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